Exhibit 99.1

Gores Guggenheim, Inc. Announces Closing of Over-Allotment in

Connection With Its Initial Public Offering

LOS ANGELES, CA, April 22, 2021 – Gores Guggenheim, Inc. (the “Company”), a blank check company sponsored by affiliates of The Gores Group and Guggenheim Capital, LLC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the underwriters, pursuant to the terms of the underwriting agreement, partially exercised their option to purchase 5,000,000 newly issued units to cover over-allotments, and on April 22, 2021, purchased these additional units, generating additional gross proceeds of $50,000,000. Following the exercise of the over-allotment option, the total aggregate issuance by the Company of 80,000,000 units at a price of $10.00 per unit resulted in total gross proceeds of $800,000,000.

The Company’s units began trading on the Nasdaq Capital Market under the ticker symbol “GGPIU” on March 23, 2021. Each unit consists of one share of the Company’s Class A common stock and one-fifth of one warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq Capital Market under the ticker symbols “GGPI” and “GGPIW,” respectively.

Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC are serving as joint book-running managers for the offering. The offering was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at (800) 831-9146; or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick, 2nd Floor, New York, New York 10014, telephone: 866-718-1649 or email: prospectus@morganstanley.com;

A registration statement relating to the securities became effective on March 22, 2021, in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Jennifer Kwon Chou

Managing Director, The Gores Group

(310) 209-3010

jchou@gores.com